As filed with the Securities and Exchange Commission on May 13, 2022

Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Bridgeline Digital, Inc.

(Exact name of registrant as specified in its charter)

Delaware	52-2263942
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

100 Sylvan Road, Suite G700

Woburn, MA 01801

(Address of principal executive offices)

Bridgeline Digital, Inc. 2016 Stock Incentive Plan, as Amended

(Full title of the plan)

Thomas R. Windhausen

Chief Financial Officer

100 Sylvan Road, Suite G700

Woburn, MA 01801

(781) 376-5555

(Name, address, and telephone number of agent for service)

____________________________________________

Copies to:

Irvin Brum, Esq.

Dominick Ragno, Esq.

Ruskin Moscou Faltischek, P.C.

1425 RXR Plaza, East Tower, 15th Floor

Uniondale, New York 11556

(516) 663-6600

(516) 663-6643 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                            ☐

EXPLANATORY NOTE

Bridgeline Digital, Inc. (the “Company”) has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an additional 850,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the Company’s 2016 Stock Incentive Plan, as amended (the “Plan”). The Plan provides for the grant of incentive stock options, non-qualified stock options, shares of our Common Stock, restricted shares of Common Stock, restricted stock units, stock appreciation rights, dividend equivalent rights and other stock-based awards (collectively, “Awards”). Awards may be granted to the Company’s officers, directors, employees and outside consultants and advisors who are eligible to receive Awards under the Plan. The Company previously registered shares available for issuance under the Plan on: (i) a registration statement on Form S-8 filed with the Commission on August 17, 2016 (Registration No. 333-213185) (the “2016 Registration Statement”) and (ii) a registration statement on Form S-8 filed with the Commission on November 19, 2019 (Registration No. 333-234771) (the “2019 Registration Statement” and together with the 2016 Registration Statement, collectively, the “Prior Registration Statements”).

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements are hereby incorporated by reference except to the extent supplemented, amended or superseded by the information set forth herein. Only those items of Form S-8 containing new information not contained in the Prior Registration Statements are presented herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents By Reference

The following documents previously filed with the Commission by Bridgeline Digital, Inc. (“we,” “us,” “our”, “Company”, “Registrant”, or “Bridgeline”) are hereby incorporated by reference in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the year ended September 30, 2021, filed with the Commission on December 20, 2021;

(b)	The Company’s Quarterly Reports on Form 10-Q for its fiscal quarters ended December 31, 2021 and March 31, 2022, filed with the Commission on February 10, 2022 and May 12, 2022, respectively;

(c)

The Company’s Current Reports on Form 8-K, filed with the Commission on December 3, 2021, December 22, 2021, February 11, 2022, April 1, 2022, April 7, 2022, and May 13, 2022 (each, Commission File No. 001-33567 and in each case only as to the information “filed” with the Commission thereunder for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and not as to information “furnished” thereunder); and

(d)

The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A, filed with the Commission on June 28, 2007 (which incorporates such description of the Common Stock from the Company’s Registration Statement on Form SB-2, originally filed with the Commission on December 13, 2006 and as subsequently amended, which description is also hereby incorporated by reference), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or subsequent to the effective date hereof and prior to the filing of a post-effective amendment hereto that indicates that all securities offered hereby have been sold or that deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

The Company has adopted provisions in its Certificate of Incorporation, as amended, and By-laws, as amended that permit the indemnification of our officers and directors to the maximum extent permitted under the DGCL.

The Company has obtained liability insurance coverage for its directors and executive officers with respect to actions arising out of the performance of such director’s or executive officer’s duty in his or her capacity as such.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

4.1

Amendment to the Amended and Restated Bylaws of Bridgeline Digital, Inc., dated September 9, 2021 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed September 10, 2021)

5.1*	Opinion of Ruskin Moscou Faltischek, P.C.
23.1*	Consent of PKF O’Connor Davies, LLP
23.2*	Consent of Marcum LLP
23.3*	Consent of Ruskin Moscou Faltischek, P.C. (contained in Exhibit 5.1 hereof)
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
99.1	Amendment No. 2 to Bridgeline Digital, Inc. 2016 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed May 12, 2022)
107.1*	Filing Fee Table

* Filed herewith

Item 9.	Undertakings

(a)     The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification is against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woburn, Massachusetts, on this 13th day of May 2022.

Bridgeline Digital, Inc.

By:	/s/ Thomas R. Windhausen
Thomas R. Windhausen
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints Roger Kahn and Thomas R. Windhausen, and each of them, his or her lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable compliance with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of May 13, 2022.

Signature	Title	Date

/s/ Roger Kahn	President and Chief Executive	May 13, 2022
Roger Kahn	Officer, Director (Principal Executive Officer)

/s/ Thomas R. Windhausen	Chief Financial Officer	May 13, 2022
Thomas R. Windhausen	and Treasurer (Principal Financial Officer)

/s/ Joni Kahn	Chairperson	May 13, 2022
Joni Kahn

/s/ Kenneth Galaznik	Director	May 13, 2022
Kenneth Galaznik

/s/ Scott Landers	Director	May 13, 2022
Scott Landers

/s/ Michael Taglich	Director	May 13, 2022
Michael Taglich